2nd Amended and Restated Appendix A
TO THE
OPERATING EXPENSES LIMITATION AGREEMENT

Fund (and Class, as applicable)	Annual Operating Expense Limit	Effective Date

Vivaldi Merger Arbitrage Fund
Class A	1.85%	02/01/2016
Class I	1.55%	10/01/2015

WV Concentrated Equities Fund
Class A	1.45%	__/__/____
Class I	1.20%	__/__/____

Amended and approved by the Board on __________, 2017

Agreed and accepted this __ day of ______, 2017.

INVESTMENT MANAGERS SERIES TRUST II

By:
Print Name:
Title:

VIVALDI ASSET MANAGEMENT, LLC

By:
Print Name:
Title: